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                                                                    EXHIBIT 23.3




                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Philadelphia Suburban Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Philadelphia Suburban Corporation of our report dated January 31, 2000, relating to the consolidated statements of income and comprehensive income and cash flow of Philadelphia Suburban Corporation and subsidiaries for the year ended December 31, 1999, which report is included in the December 31, 2001 annual report on Form 10-K of Philadelphia Suburban Corporation and to the reference to our firm under the heading "Experts" in the Registration
Statement on Form S-3.





/s/ KPMG LLP


Philadelphia, Pennsylvania
July 5, 2002